SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 15

Certification and Notice of Termination of Registration under Section 12 of the

Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under

Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number:  000-30493

RESTORAGEN, INC.
(Exact name of registrant as specified in its charter)

5701 South 34th Street, Suite 203, Lincoln, Nebraska 68516
(402) 434-0780
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Common Stock, $.01 par value
(Title of each class of securities covered by this Form)

None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	☒	Rule 12h-3(b)(1)(ii)	☐
Rule 12g-4(a)(1)(ii)	☐	Rule 12h-3(b)(2)(i)	☐
Rule 12g-4(a)(2)(i)	☐	Rule 12h-3(b)(2)(ii)	☐
Rule 12g-4(a)(2)(ii)	☐	Rule 15d-6	☐
Rule 12h-3(b)(1)(i)	☐

Approximate number of holders of record as of the certification or notice date:  5

Pursuant to the requirements of the Securities Exchange Act of 1934, Restoragen, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

RESTORAGEN, INC.

DATE:	June 23, 2003.	BY:	/s/ Michael Ellwein
Michael Ellwein
Chief Executive Officer